Exhibit 10.50

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”) is entered into as of June 21, 2004 (the “Effective Date”) by and between, on the one hand, Ethicon Endo-Surgery, Inc. (“Ethicon”) and Lubomyr I. Kuzmak, M.D. (“Dr. Kuzmak”), and on the other hand, Inamed Corporation, Inamed Development Company, and BioEnterics Corporation (collectively, “Inamed”).  Ethicon, Dr. Kuzmak and Inamed are collectively referred to herein as the “Parties.”

This Agreement is made with respect to the following facts:

A.                                   Ethicon, Dr. Kuzmak and Inamed are parties to a lawsuit captioned Inamed Corporation, Inamed Development Company, and BioEnterics Corporation v. Ethicon Endo-Surgery, Inc. and Lubomyr I. Kuzmak, Case No. 99-02160 MMM (MAXx), currently pending in the United States District Court for the Central District of California (the “Action”).

B.                                     The following definitions shall apply in this Agreement:

(i)                                     “‘429 patent” means United States Patent No. 5,226,429, “Laparoscopic Gastric Band and Method.”

(ii)                                  “Licensed Products” means any instrument the manufacture, use or sale of which would, but for the licenses granted under this Agreement, infringe at least one Valid Claim of a Licensed Patent if such instrument were sold in the U.S.  For purposes of this agreement, Inamed admits that the Lap-Band® system and accessories manufactured and sold by Inamed, or any similar future adjustable gastric band made, used or sold by Inamed is a Licensed Product.

(iii)                               “Licensed Patents” means (a) the patents and patent applications, listed on Attachment A hereto, including any other counterparts worldwide, (b) all patents that have issued or in the future issue from such patent applications, and (c) any and all related continuations, continuations-in-part, divisions, renewals, reissues, reexaminations, extensions, and patents of addition and patents of importation.

(iv)                              “Net Sales” means, with respect to any Licensed Product, the invoiced sales price of such Licensed Product billed to independent customers, less (a) credits, allowances, discounts, returns, and rebates to, and chargebacks (but not offsets) from the account of, such independent customers for spoiled, damaged, out-dated, rejected or returned Licensed Product; (b) actual freight and insurance costs incurred in transporting such Licensed Product to such customers if not otherwise paid or reimbursed by the customer; (c) cash, quantity and trade discounts and other price reductions; (d) sales, use, value-added and other direct taxes incurred if not otherwise paid or reimbursed by the customer; and, (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Licensed Product if not otherwise paid or reimbursed by the customer.

(v)                                 “‘604 patent” means U.S. Patent 5,601,604, including any other counterparts worldwide, as well as any and all related continuations, continuations-in-part, divisions, renewals, reissues, reexaminations, extensions, and patents of addition and patents of importation.

(vi)                              “Claims” means any and all claims, actions, causes of action, demands, costs, and charges of whatever nature, whether known or unknown.

(vii)                           “First Commercial Sale” shall mean the first commercial sale in an arms length transaction to an independent third party of an adjustable gastric band by Ethicon in the U.S. after it receives PMA approval by the FDA for such gastric band, and not in connection with any clinicals or promotional activities.

(viii)                        “‘176 patent” means U.S. Patent RE 36,176, including any other counterparts worldwide, as well as any and all related continuations, continuations-in-part, divisions, renewals, reissues, reexaminations, extensions, and patents of addition and patents of importation.

(ix)                                “Valid Claim” means a claim of an issued and unexpired patent within the Licensed Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

C.                                     The Parties wish to resolve the Action, and all other pending disputes between them, in the manner set forth below.

NOW THEREFORE, in consideration of all the terms and conditions of this Agreement, the Parties agree as follows:

1.                                      Consent Judgment.  On or before the Effective Date, the Parties shall cause their counsel to exchange signatures on a Consent Judgment substantially in the form attached hereto as Exhibit A.

2.                                      License.  Ethicon hereby grants to Inamed a worldwide, non-exclusive license, with no right to sublicense or enforce, under the Licensed Patents, to make, use, sell, offer for sale and import Licensed Products; provided, however, that the license granted herein shall become effective only upon receipt of the compensation specified in paragraph 3 of this Agreement.

3.                                      Compensation.  Within five (5) business days of the Effective Date, as sole and exclusive compensation for, and in lieu of, any and all damages Ethicon may have suffered as of the Effective Date in connection with any acts by or on behalf of Inamed or any Inamed affiliate stipulated to by Inamed in the Consent Judgment under Section 1 of this Agreement, Inamed shall pay to Ethicon, by wire transfer in accordance with written instructions to be provided by Ethicon, the sum of $17,250,000.00 (Seventeen Million Two Hundred Fifty Thousand Dollars) in immediately available U.S. funds.

4.                                      Running Royalty.  On sales of Licensed Products between July 1, 2004 and June 20, 2011 (the expiration date of the ‘429 patent) Inamed shall pay Ethicon a running royalty of:

A.                                   7.5% of Net Sales of Licensed Products within the United States, until the First Commercial Sale, at which time the royalty rate shall reduce to 5.5% of Net Sales of Licensed Products.

B.                                     3.5% of Net Sales of Licensed Products outside the United States.

5.                                      Step-Down.  In further consideration for Ethicon resolving the Action herein, on sales of Licensed Products during the remainder of the term of this Agreement (as described in Section 6.1 below) after the expiration of the ‘429 patent on June 20, 2011, Inamed agrees to pay Ethicon 2% of Net Sales of Licensed Products.

6.                                      Term and Termination.

6.1                               This Agreement shall terminate upon the expiration of the last to expire of the Valid Claims. Inamed’s royalty obligations under Sections 4 and 5 of this Agreement shall terminate no later than May 12, 2013 (the expiration date for the ‘176 patent).

6.2                               Either party may terminate this Agreement upon 120 days written notice for any material breach or default of the other party.  Such termination shall become effective at the end of the 120 day period unless during such period the party in breach or default cures such breach or default.  Notwithstanding the preceding sentence, from the date either party notifies the other party that it wishes to commence a proceeding in accordance with the dispute resolution procedures set forth in Attachment B until the date such proceeding has been concluded, the running of the time period referred to in this paragraph for curing a breach shall be suspended with respect to the subject matter of the dispute, claim or controversy.

7.                                      No Challenges.  Inamed agrees not to directly or indirectly challenge or cause to be challenged the validity or enforceability of any Licensed Patent, or Ethicon’s ownership of any Licensed Patent, before any court, agency or tribunal, unless Inamed is charged with infringement of any Licensed Patent by Ethicon, Dr. Kuzmak or their respective affiliates.

8.                                      Reports, Payments and Audits.

8.1                               Reports and Payments.  Within ninety (90) days after the close of each calendar quarter, Inamed shall deliver to Ethicon a report certified by an officer of Inamed of the amount of Net Sales of Licensed Products sold by Inamed during such calendar quarter, and the amount of royalties owed to Ethicon under Section 4 of this Agreement.  If a payment is due, Inamed shall remit such payment with the report.

8.2                               Audit Rights.  Inamed shall maintain accurate books and records in sufficient detail to enable the payments due hereunder to be determined.  Such records shall be available for inspection at the expense and on request by Ethicon during normal business hours, by Ethicon’s independent certified public accountant, for three years after the calendar year to which they pertain, for purposes of verifying the accuracy of the reports and payments made to Ethicon.  Such public accountant shall disclose to Ethicon whether such audit reveals any underpayment of royalties and the amount of any such underpayment, and no other information.  If such inspection reveals an underpayment to Ethicon greater than 5%, then Inamed agrees to pay Ethicon interest on such underpayment of the lesser of (a) 10%, and (b) the maximum rate permitted by law.

8.3                               Currency.  Earned royalties based on sales in any country shall be paid in United States Dollars.  The rate of exchange for such payments from sales in a foreign country shall be the official rate of exchange of the currency of the country from which royalties are payable as quoted by the Wall Street Journal, New York Edition, on the last business day of the Calendar Quarter for which the earned royalties are payable.

9.                                      Order re Claim 41 of ‘176 Patent.  Concurrent with the presentation of the Consent Judgment referenced in paragraph 1 of this Agreement, the parties shall lodge a stipulation with the Court vacating in its entirety the Court’s Order dated April 26, 2004 entitled “Order Granting In Part And Denying In Part Plaintiff’s Motion For Summary Judgment Regarding Patent Invalidity.”

10.                               No Contest Clause.  Ethicon agrees not to contest the ownership, validity or inventorship of the ‘604 patent or any of its foreign counterparts.  Inamed agrees not to contest the ownership, validity or inventorship of the ‘176 patent and any of its foreign counterparts.  The parties mutually covenant not to bring any action of any kind against the other party relating to the ownership, validity, inventorship, or infringement of the ‘176 and ‘604 patents, and to cause any such pending actions, wherever in the world they may be pending, to be promptly abandoned and/or withdrawn.

11.                               Releases.

11.1                        Release by Ethicon.  Ethicon, on behalf of itself and its predecessors, successors, assigns, and affiliates, does hereby now and forever release and discharge Inamed, and its predecessors, successors, assigns, and affiliates, and each of their respective current and former officers, directors, employees, agents, attorneys, and representatives, from any and all Claims that were, or could have been, asserted in the Action.

11.2                        Release by Dr. Kuzmak.  Dr. Kuzmak, on behalf of himself and his predecessors, successors, assigns, and affiliates, does hereby now and forever release and discharge Inamed, and its predecessors, successors, assigns, and affiliates, and each of their respective current and former officers, directors, employees, agents, attorneys, and representatives, from any and all Claims that were, or could have been, asserted in the Action.

11.3                        Release by Inamed of Ethicon.  Inamed, on behalf of itself and its predecessors, successors, assigns, and affiliates, does hereby now and forever release and discharge Ethicon and its predecessors, successors, assigns, and affiliates, and each of their respective current and former officers, directors, employees, agents, attorneys, and representatives, from any and all Claims that were, or could have been, asserted in the Action.

11.4                        Release by Inamed of Dr. Kuzmak.  Inamed, on behalf of itself and its predecessors, successors, assigns, and affiliates, does hereby now and forever release and discharge Dr. Kuzmak and his predecessors, successors, assigns, and affiliates, and each of their respective current and former officers, directors, employees, agents, attorneys, and representatives, from any and all Claims that were, or could have been, asserted in the Action.

11.5                        Waiver of Civil Code Section 1542.  The Parties hereby waive and relinquish all rights and benefits they may have under Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

11.6                        Acknowledgement.  The Parties agree and acknowledge that each Party’s performance of its obligation under Sections 1 and 9 shall be fulfilled upon performance of the Parties of the acts specified therein, and all releases set forth in this Section 11 and all other rights and obligations of the Parties set forth in this Agreement shall continue in full force and effect regardless of whether the Court elects to adjudicate as the Parties contemplate under Section 9 (but not if the Court declines to so adjudicate under Section 1) and that Inamed agrees to take all reasonable steps to persuade the Court to so adjudicate under both Sections 1 and 9.

12.                               No Warranties.  Other than as expressly set forth herein, neither Party to this Agreement makes any warranties or representations, express or implied, and each Party disclaims reliance upon any representation or warranty not explicitly set forth herein.

13.                               Assignability.  This license is not transferable or assignable other than in connection with: (i) a transfer or assignment to a purchaser of all or substantially all of the assets of Inamed; or, (ii) a merger of a purchaser with Inamed; or, (iii) an acquisition of more than a majority of the voting shares of Inamed; or, (iv) a purchase by the assignee of the entire adjustable gastric band business (subject to paragraph 14 hereof); ***

14.                               ***

***  Confidential portion omitted and filed separately with the Securities and Exchange Commission.

15.                               Warranties and Representations.

15.1                        No Assignment of Claims.  Each Party warrants and represents that it has not, sold, assigned, conveyed, pledged, encumbered or in any way transferred to any person or entity any Claim release by such Party under this Agreement.

15.2                        Independent Advice.  Each Party warrants and represents that it has received independent legal advice from such Party’s attorneys with respect to the rights and obligations arising under this Agreement, and the advisability of entering into this Agreement.

15.2        Due Authorization; Binding Obligation.  Each Party warrants and represents that the representative signing below is duly authorized to enter into and deliver this Agreement, and that it is fully entitled to grant the releases, enter into the covenants, and undertake the obligations set forth herein.  Further, each party hereby warrants and represents to the other party that this Agreement constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

15.3                        Licensed Patents.  Ethicon warrants and represents that Ethicon is the sole owner or exclusive licensee of the Licensed Patents.

15.4                        Survival of Warranties.  All warranties and representations set forth in this Agreement shall survive the execution and delivery of this Agreement.

16.                               Choice of Law.  This Agreement shall be governed by and construed in accordance with the internal, substantive law of the State of California, without regard to its choice of laws principles.

17.                               No Oral Modification.  This Agreement may be modified only in a writing signed by the parties.

18.                               No Construction Against Drafter.  All Parties participated in the review, drafting and negotiation of this Agreement, and no presumption shall be applied against any Party in connection with the interpretation of this Agreement.

19.                               Integrated Agreement.  This Agreement and its exhibits and schedules constitutes the entire agreement of the Parties with respect to the subject matter herein.

20.                               Counterparts.  This Agreement may be executed and delivered in any number of counterparts, including counterpart signatures transmitted by facsimile.

21.                               Notice.  Any notice required or desired to be given under this Agreement shall be in writing and served by an overnight air courier service as follows:

If to Ethicon:

President

Ethicon Endo-Surgery, Inc.

4545 Creek Road

Cincinnati, Ohio 45242

With a copy to (which will not constitute notice):

Chief Patent Counsel

Johnson & Johnson

One Johnson & Johnson Plaza

Cincinnati, Ohio 08933

If to Dr. Kuzmak:

Dr. Lubomyr Kuzmak

30 Crest Drive

South Orange, N.J. 07079

If to Inamed:

Inamed Corporation

Chief Executive Officer

5540 Ekwill Street

Santa Barbara, California 93111

Telephone:(805)683-6761

Fax:  (805) 692-5432

22.                               Dispute Resolution.  The parties agree to be bound by the dispute resolution provisions set forth in Attachment B hereto.

23.                               Severability.  Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

IN WITNESS WHEREOF, the Parties have approved and executed this Agreement as of the Effective Date.

ETHICON ENDO-SURGERY INC.

By:	/s/ Jeffrey A. Maillen

Its:	VICE PRESIDENT, LICENSING; ACQUISITIONS

INAMED CORPORATION

By:	/s/ Joseph Newcomb

Its:	EXEC. V.P.

INAMED DEVELOPMENT COMPANY

By:	/s/ Joseph Newcomb

Its:	EXEC. V.P.

BIOENTERICS CORPORATION

By:	/s/ Joseph Newcomb

Its:	EXEC. V.P.

LUBOMYR I. KUZMAK

By:	/s/ Roxana A. Kuzmak
Its Attorney in fact
and Agent for
Lubomyr I. Kuzmak

ATTACHMENT A

Licensed Patents

COUNTRY	NUMBER	ISSUE DATE	TITLE
U.S.	4,592,339	03-Jun-86	Gastric Banding Device
U.S.	4,696,288	29-Sep-87	Calibrating Apparatus and Method of Using the Same for Gastric Banding Surgery
U.S.	5,074,868	24-Dec-91	Reversible Stoma-Adjustable Gastric
U.S.	5,226,429	13-Jul-93	Laparoscopic Gastric Band and Method
U.S.	5,222,788	04-Jun-96	Finger-like Laparoscopic Blunt Dissector Device
Canada	2,170,841	01-Mar-96	Finger-like Laparoscopic Blunt Dissector Device
U.S.	RE 36,176	30-Mar-99	Laparoscopic Adjustable Gastric Banding Device and Method for Implantation and Removal Thereof
Canada	2,107,629	21-Dec-99	Laparoscopic Adjustable Gastric Banding Device
Mexico	188,317	19-Mar-98	Laparoscopic Adjustable Gastric Banding Device
EPO	0 611 561	02-Dec-98	Laparoscopic Adjustable Gastric Banding Device
US SN 09/205, 195 Division of Re. Application Serial No. 08/927,494			Laparoscopic Adjustable Gastric Banding Removal Thereof
US	5,910,149	08-Jun-99	Non-Slipping Gastric Band

ATTACHMENT B

Dispute Resolution

Any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be selected within twenty business days from commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the parties. The arbitration shall be held in Los Angles, CA and the arbitrator shall apply the substantive law of California, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm. THE ARBITRATOR SHALL NOT AWARD EITHER PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, OR ATTORNEYS FEES OR COSTS.

Prior to commencement of arbitration, the parties must attempt to mediate their dispute using a professional mediator from AAA, the CPR Institute for Dispute Resolution, or like organization selected by agreement or, absent agreement, through selection procedures administered by the AAA. Within a period of 45 days after the request for mediation, the parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of the arbitration for more than 45 days absent agreement of the parties or interfere with the availability of emergency relief.